United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ATOMERA INCORPORATED

(Name of Registrant as Specified In Its Charter)

__________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ATOMERA INCORPORATED

750 University Avenue, Suite 280

Los Gatos, California 95032

(408) 442-5248

SUPPLEMENT TO PROXY STATEMENT

FOR

2025 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2025

This proxy statement supplement (this “Proxy Supplement”), dated March 28, 2025, supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Atomera Incorporated (which we refer to as “Atomera,” “we,” “us,” “our,” or the “Company”), dated March 19, 2025 and made available to you in connection with the solicitation of proxies by our Board for our 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on Thursday, May 15, 2025 at 9:00 a.m. Pacific Time. Other than as set forth in this Proxy Supplement, no changes have been made to the Proxy Statement.

You should read the entire Proxy Statement, this Proxy Supplement and any additional proxy materials carefully before voting your shares. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Proxy Statement, this Proxy Supplement, the Proxy Card and our Annual Report are available at http://www.astproxyportal.com/ast/22415/ and on our website at www.atomera.com.

Supplemental Proxy Statement Disclosures

The following disclosure shall replace the disclosure concerning “Proposal 4 - The approval of an Amendment No. 1 to the Company’s 2023 Stock Incentive Plan” located under the caption “Q: What is the voting requirement to approve each of the proposals?” on page 4 of the Proxy Statement:

Proposal No. 4 – The affirmative vote of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or by proxy is required to approve Amendment No. 1 to our 2023 Stock Incentive Plan. Abstentions will have the effect of a vote against this proposal and broker non-votes will have no effect on the outcome of this proposal.

The above text was included in the Proxy Statement, except for the underscored text which is provided by way of this Proxy Supplement.

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